EXHIBIT 99.1


[SMITH & WOLLENSKY LOGO]                        Investor Contact:  Lauren Felice
                                                               RFBinder Partners
                                                             Phone: 212-994-7541
                                               Email: lauren.felice@rfbinder.com



            Smith & Wollensky Announces Third Quarter Sales Increase

New York, October 2, 2003 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced increased sales for the third quarter and the fiscal month of September 2003.

Total owned restaurant sales for the quarter ended September 29, 2003 were approximately $21.1 million, a 22.4% increase from the third quarter a year ago. Comparable owned restaurant sales rose 17.0% from the third quarter of 2002. For the five-week September fiscal month, total owned restaurant sales increased 24.4% from a year ago, with comparable units up 18.0%.

Chairman and CEO Alan Stillman commented, "We are very pleased with our continuing sales momentum during September and the full third quarter, particularly since the comparisons are against increasingly strong periods a year ago. September represented our 15th consecutive month of comparable restaurant sales increases. However, we should note, based on preliminary data, that our profitability for the quarter continues to be affected by the high cost of prime beef."

Mr. Stillman continued, "Our new Dallas Smith & Wollensky, which opened last March, continues to perform very well. While we remain optimistic about our second Texas restaurant in Houston, we have recently decided to delay our opening until January, as we do not wish to open during the holiday season. We also recently announced plans to open another new Smith & Wollensky in Boston next summer, and initial work has begun at that location."

The Company plans to report its complete financial results for the third quarter and first nine months of 2003 during the first week of November.


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About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus and Dallas. SWRG also operates seven other restaurants in New York and Chicago, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Mrs. Park's Tavern, ONEc.p.s., Park Avenue Cafe and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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